Exhibit 5.3

[Letterhead of Bryan Cave]

3 April 2015

LMI Aerospace, Inc.

411 Fountain Lakes Boulevard

St. Charles, Missouri 63301

U.S.A.

TASS-EU Limited

3rd Floor Endeavour House

Coopers End Road

London Stanstead Airport

Stanstead

Essex, CM24 1AL

United Kingdom

Ladies and Gentlemen:

1.	Introduction

1.1	Basis of Instruction

We are special English counsel to TASS-EU Limited, a company with limited liability formed under the laws of England with company number 06811913 and registered office at 3rd Floor, Endeavour House, Coopers End Road, London Stanstead Airport, Stanstead, Essex CM24 1AL (the “Guarantor”). We have been advised that the Guarantor is a wholly-owned subsidiary of LMI Aerospace, Inc., a Missouri corporation (the “Company” or “LMI”). This opinion is given in connection with the Company’s registration statement on Form S-4 (File No. 333–202831) filed with the U.S. Securities and Exchange Commission (the “Commission”) (the “Registration Statement”) by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of $245,000,000 in aggregate principal amount of the Company’s 7.375% Second-Priority Senior Secured Notes due 2019 (the “Exchange Notes”), to be guaranteed (the “Guarantee”) by the Guarantor, among other subsidiaries of LMI. As described in the Registration Statement, the Exchange Notes and the related Guarantees will be exchanged for the Company’s outstanding restricted 7.375% Second-Priority Senior Secured Notes due 2019 (the “Original Notes”) and related guarantees. The Company will issue the Exchange Notes pursuant to the Indenture dated as of June 19, 2014 entered into by and among the Company, the guarantors party thereto (including the Guarantor) and U.S. Bank National Association, as Trustee and as collateral agent (the “Trustee”), (the “Indenture”). We have not been involved in the negotiation or execution of the Registration Statement, the Indenture, the Guarantee, the Original Notes or the Exchange Notes.

In such capacity, we have reviewed and relied solely on the following and we have not examined any other documents or corporate records or made any other searches or enquiries relating to the Guarantor except as set out below:

LMI Aerospace, Inc.

3 April 2015

(A)	copies of (I) the Memorandum of Association dated 5 February 2009 and the Articles of Association of the Guarantor dated 5 February 2009 and the certificate of incorporation of the Guarantor dated 6 February 2009 issued by the Registrar of Companies (together, the “Constitutional Documents”); (II) the unanimous written consent of the Board of Directors of the Guarantor (the “Board”) duly adopted by the Board as of June 12, 2014 (the “Authorizing Resolutions”), all of which resolutions and consents have been certified by a Director of the Guarantor to be correct and complete and in full force and effect and have not been amended, modified or rescinded;

(B)	a copy of the Consent of TASS Inc., the sole shareholder of the Guarantor, certified to be correct and complete and in full force and effect by the Secretary of TASS Inc., the sole shareholder of the Guarantor;

(C)	the Exchange Notes and the Indenture (including the guarantee set forth therein);

(D)	a certificate from Companies House in England indicating that the Guarantor is in good standing in England as of March 19, 2015;

(E)	a certificate of a director of the Guarantor addressed to this law firm; and a certificate of an officer of TASS Inc., a Washington State company (“TASS Inc.”) addressed to this law firm (collectively the “Certificates”);

(F)	the Registration Statement and the prospectus included therein applicable to the Exchange Notes and the Guarantee (the “Prospectus”); and

(G)	the searches and enquiries referred to in paragraph 1 of Schedule 1.

The documents listed in clauses (A) and (B) are collectively referred to herein as the “Corporate Records.” The documents listed in clause (C) are collectively referred to herein as the “Transaction Documents.” The documents listed in clauses (D) through (G) are collectively referred to herein as the “Due Diligence Information.”

1.2	Defined Terms

Headings in this opinion letter are for ease of reference only and shall not affect its interpretation. References herein to paragraphs, clauses and schedules are (unless otherwise specified) to paragraphs of, clauses of, and schedules to, this opinion letter.

1.3	Scope of this opinion letter

This opinion letter and the opinions given in it are confined to matters of English law (as applied by the English courts and published or otherwise generally available) as at today’s date, without regard to conflict of laws. We do not undertake to advise you of matters that may come to our attention subsequent to the date hereof and that may affect the opinions expressed herein, including without limitation, future changes in applicable laws (whether as a result of parliamentary action, judicial decision or otherwise). We express no opinion on and have taken no account of the laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency, including Federal or state laws of the United States of America.

LMI Aerospace, Inc.

3 April 2015

This opinion letter and the opinions given in it are given on the basis of and subject to the limitations set out in Schedule 1 (Searches and enquiries) and the assumptions, qualifications, reservations and observations set out in Schedule 2 (Assumptions and Qualifications) and elsewhere in this opinion letter.

The opinions in this opinion letter are strictly limited to the matters stated in paragraph 2 (Opinion) and do not extend to any other matters, including without limitation any implied opinions. Without limitation, in this opinion letter we express no opinion as to the legality, validity, binding nature, effect or enforceability of any provision of the Transaction Documents. No opinion is expressed on matters of fact, and, in that regard, we call your attention to the fact that we did not conduct an investigation that independently confirms the facts upon which we render this opinion and, with your permission, we have assumed and relied upon the accuracy of all factual information set forth in and made by the Guarantor, TASS Inc. and the Company, in the Registration Statement, the Prospectus, the Transaction Documents, and the Certificates, and our opinion is subject to the accuracy of all such facts together with certain representations and statements made to us by public officials as to factual matters material to the opinions expressed herein.

2.	Opinion

Based on the foregoing, and qualified in the manner and to the extent set forth herein, we are of the opinion that:

2.1	Based solely on a certificate of a public official, the Guarantor is a company existing with limited liability and in good standing under the laws of England, with the corporate power generally to enter into the Transaction Documents to which it is a party.

2.2	The Indenture has been authorized by all necessary corporate action of the Guarantor.

2.3	The Guarantee by the Guarantor granted pursuant to the Indenture has been authorized by all necessary corporate action of the Guarantor.

2.4	The execution and delivery by the Guarantor of (A) the Indenture, and (B) the Guarantee (included in the Indenture) will not (i) violate or result in a default under any of the terms and provisions of its Constitutional Documents, or (ii) violate any English law or regulation that we, based on our experience, reasonably recognize as generally applicable to companies generally in transactions of this type.

3.	Filing

We hereby consent to the filing of this opinion letter as Exhibit 5.3 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Bryan Cave

Bryan Cave

LMI Aerospace, Inc.

3 April 2015

Schedule 1

Searches and enquiries

Searches and enquiries made

1.	We have not undertaken any searches or enquiries for the purposes of this opinion letter other than:

(a)	an online search of the file of the Guarantor at the Registrar of Companies made on 1 April 2015 at 11:01 hours and;

(b)	telephone enquiries at the Central Registry of Winding Up Petitions at the Companies Court on 1 April 2015 at 10:58 hours, which registry relates only to a compulsory winding up in England and Wales and to an application or petition for an administration order made or presented to the High Court.

Limitations

2	We have assumed that the information disclosed by the searches and enquiries referred to under paragraph 1 of this Schedule (Searches and enquiries) was true, accurate, complete and up-to-date and that there has been no alteration in the status or condition of the Guarantor since the time of those searches and enquiries. However, it is our experience that the searches and enquiries referred to in paragraphs 1(a) and 1(b) above may be unreliable. In particular, they are not conclusively capable of disclosing whether or not insolvency proceedings have been commenced in England.

LMI Aerospace, Inc.

3 April 2015

Schedule 2

Assumptions and Qualifications

In this opinion letter, with your consent, we have made the following assumptions (without independent investigation of the accuracy of the assumptions):

1	All original or copy documents supplied to us are accurate, complete, authentic and up to date, and that all copy documents supplied to us are complete and conform to the originals and that all originals conform to all copies thereof. We have further assumed that all certificates, documents and instruments dated prior to the date hereof are and remain complete, accurate and correct on the date hereof and have not been amended, modified, varied or rescinded.

2	The persons who signed and/or delivered the Transaction Documents on behalf of the Guarantor are the persons authorized to do so under the Authorizing Resolutions and the Constitutional Documents and have the legal capacity to execute such documents. In reviewing the Transaction Documents, Corporate Records, and Due Diligence Information, we have assumed the genuineness of all signatures and initials thereon and on any certificates referred to in paragraph 1.1(A)-(F) of this opinion letter and authentications are genuine and the genuineness of all notaries contained thereon.

3	The persons identified as the directors of the Company on Companies House public records are actually serving as such.

4	No step has been taken by any person in any jurisdiction (including, without limitation, the presentation of a petition, the making of an application, the passing of a resolution or the filing or service of a notice) with a view to winding up or appointing an administrator, receiver, administrative receiver, liquidator or supervisor (or the equivalent in any jurisdiction) with respect to the Guarantor or any of its property or assets; and that no insolvency proceedings (which includes, without limitation, those relating to liquidation, administration, administrative receivership and reorganization) are in force, or have been commenced, in relation to the Guarantor in any jurisdiction that were not disclosed by the searches and enquiries referred to in Schedule 1.

5	In causing the Guarantor to enter into the Transaction Documents the directors of the Guarantor acted in good faith to promote the success of the Guarantor for the benefit of the Guarantor’s members as a whole as well as to consider and act in the interests of the creditors of the Guarantor and there were reasonable grounds for believing that entering into each such Transaction Document was in the Guarantor’s own best interests. Any statutory or other provision relating to the declaration of directors’ interests or the power of interested directors to vote was duly observed.

6	For the purposes of the Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), as to where the main insolvency proceedings for the Guarantor could be brought, the Guarantor’s center of main interests (as that term is used in Article 3(1) of the Regulation) is situated in England and Wales and the Guarantor has no “establishment” (as that term is used in Article 2(h) of the Regulations) in any other jurisdiction.

7

We have assumed the Registration Statement, and any required post-effective amendments thereto, have all or will all become effective under the Securities Act. We have further assumed that no stop order suspending the effectiveness of the Registration Statement or of any post-

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3 April 2015

effective amendment to the Registration Statement is or will be in effect and no proceedings for such purpose or pursuant to Section 8 of the Securities Act have or will have been instituted or threatened by the Commission against the Company or the Guarantor or related to the exchange offer contemplated in the Registration Statement. We have further assumed the Exchange Notes (in the form examined by us) have become duly executed by the Company and authenticated and delivered by the trustee and issued in exchange for the Original Notes in accordance with the provisions of the Indenture upon consummation of and otherwise in accordance with the Exchange Offer.

8	We have assumed the Indenture remains effective as of the date hereof without modification or amendment (whether verbal or by course of conduct or otherwise) since the date it was entered into June 12, 2014, and will be and will remain duly qualified under the Trust Indenture Act of 1939, as amended.

9	We note that the Guarantor’s net liabilities are shown to exceed its assets according to the 31 December 2013 TASS-EU Limited Directors’ Report and Financial Statements filed with Companies House (the “2013 Accounts”). However, virtually all liabilities were owed to the parent company, TASS Inc., or other subsidiaries of LMI. TASS Inc. has confirmed to us the statement in the note 1.1 to the Balance Sheet of the 2013 Accounts that it will continue to support the Guarantor for the foreseeable future, and in any event at least one year from the date of this opinion. In addition, LMI and TASS Inc. have each confirmed to us that they are not going to call any loans, and they will procure than any other subsidiaries of LMI will not call any loans that they have made to the Guarantor for the foreseeable future, and in any event at least one year from the date of this opinion letter. In any event, TASS Inc. has confirmed to us that it has agreed to subordinate payment of its loans to the Guarantor to the repayment of the Exchange Notes. We have assumed that the financial situation of the Guarantor has not materially declined from that reflected in the 2013 Accounts. Our opinion is given on the basis of and subject to the aforesaid.

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